As filed with the Securities and Exchange Commission on November 18, 2014

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CORBUS PHARMACEUTICALS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	46-4348039
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 River Ridge Drive

Norwood, MA 02062

Telephone: 617-963-0100

(Address of Principal Executive Offices) (Zip Code)

CORBUS PHARMACEUTICALS HOLDINGS, INC. 2014 EQUITY COMPENSATION PLAN

(Full title of the plan)

Yuval Cohen

Chief Executive Officer

Corbus Pharmaceuticals Holdings, Inc.

100 River Ridge Drive

Norwood, MA 02062

Telephone: 617-963-0100

(Name and address of agent for service)

Telephone Number, Including Area Code of agent for service)

Copies to:

Michael J. Lerner, Esq.

Steven M. Skolnick, Esq.

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Telephone: (212) 262-6700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, $0.0001 par value per share	6,850,334	$3.25	$22,263,586.00	$2,588.00

(1)

Covers 6,850,334 shares of common stock issuable under the Corbus Pharmaceuticals Holdings, Inc. 2014 Equity Compensation Plan (the “2014 Plan”), and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, an indeterminable number of shares of common stock issuable under the 2014 Plan, as these amounts may be adjusted as a result of stock splits, stock dividends, antidilution provisions, and similar transactions.

(2)

Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated for the purpose of calculating the amount of the registration fee with respect to the (i) 3,584,382 shares subject to outstanding stock option awards under the 2014 Plan and (ii) 3,265,952 shares available for future awards under the 2014 Plan, which is based on the average of the high and low sales price on the OTC Bulletin Board on November 17, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be sent or given to participants in the Corbus Pharmaceuticals Holdings, Inc. 2014 Equity Compensation Plan (the “2014 Plan”), as specified by Rule 428(b)(i) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not being, filed by the Company with the Securities and Exchange Commission (the “SEC”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Throughout this Registration Statement, the words “Corbus,” “we,” “us,” the “Company,” and “our” refer to Corbus Pharmaceuticals Holdings, Inc. and its subsidiaries.

I-1

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by Corbus Pharmaceuticals Holdings, Inc. (the “Company”) with the Commission, are hereby incorporated by reference in this Registration Statement:

•

The Company’s Prospectus dated October 3, 2014 filed pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”) (Registration Statement No. 333-198563) on October 7, 2014 and which includes audited financial statements for the Company’s latest fiscal year; and

•	The Company’s Quarterly Report on Form 10-Q filed with the SEC on November 13, 2014.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Copies of these documents are not required to be filed with this Registration Statement, and nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the SEC.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation, under specified circumstances, to indemnify its directors, officers, employees and agents against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them as a result of any suit (other than a suit brought by or in the right of the corporation) brought against them in their capacity as such, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 of the DGCL also provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with a suit brought by or in the right of the corporation if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made, unless otherwise determined by the court, if such person was adjudged liable to the corporation. The DGCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its by-laws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

The Company’s certificate of incorporation, as amended, and bylaws provide for indemnification of our directors and executive officers to the maximum extent permitted by the DGCL. In addition, the Company entered into indemnification agreements with each of its current directors and executive officers. Each indemnification agreement provides that we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as our director, officer, employee or agent, provided that he or she acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. In the event that we do not assume the defense of a claim against a director or executive officer, we are required to advance his or her expenses in connection with his or her defense, provided that he or she undertakes to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by us. The Company also intends to enter into indemnification agreements with its future directors and executive officers.

The Company has purchased directors’ and officers’ liability insurance. The Company believes that this insurance is necessary to attract and retain qualified directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

For a list of exhibits, see the Exhibit Index in this Registration Statement, which is incorporated into this Item by reference.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, (1) that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Norwood, Commonwealth of Massachusetts, on this 18th day of November, 2014.

Corbus Pharmaceuticals Holdings, Inc.

By:	/s/ Yuval Cohen Ph.D.
Yuval Cohen Ph.D.
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Yuval Cohen Ph.D. and Sean Moran, and each of them, his attorney-in-fact, with full power of substitution for him in any and all capacities, to sign any amendments to this Registration Statement, including any and all pre-effective and post-effective amendments and to file such amendments thereto, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Person	Capacity	Date

/s/ Yuval Cohen	Chief Executive Officer and Director
Yuval Cohen	(Principal Executive Officer)	November 18, 2014

/s/ Sean Moran	Chief Financial Officer
Sean Moran	(Principal Financial and Accounting Officer)	November 18, 2014

/s/ Alan Holmer
Alan Holmer	Director	November 18, 2014

/s/ David Hochman
David Hochman	Director	November 18, 2014

/s/ Renu Gupta
Renu Gupta	Director	November 18, 2014

/s/ Avery W. Catlin
Avery W. Catlin	Director	November 18, 2014

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1

Certificate of Incorporation of Corbus Pharmaceuticals Holdings, Inc. (incorporated herein by reference to Exhibit 3.1 of the Registration Statement on Form S-1 (File No. 333-198563) filed by the registrant on September 3, 2014).

4.2

Certificate of Amendment of the Certificate of Incorporation of Corbus Pharmaceuticals Holdings, Inc. (incorporated herein by reference to Exhibit 3.2 of the Registration Statement on Form S-1 (File No. 333-198563) filed by the registrant on September 3, 2014).

4.3

Bylaws of Corbus Pharmaceuticals Holdings, Inc. (incorporated herein by reference to Exhibit 3.3 of the Registration Statement on Form S-1 (File No. 333-198563) filed by the registrant on September 3, 2014).

4.4	Form of Common Stock Certificate.*

5.1	Opinion of Lowenstein Sandler LLP.*

23.1	Consent of EisnerAmper LLP.*

23.2	Consent of Lowenstein Sandler LLP (filed as part of Exhibit 5.1).*

24.1	Power of Attorney (included on the signature page to this registration statement on Form S-8).*

99.1

Corbus Pharmaceuticals Holdings, Inc. 2014 Equity Compensation Plan (incorporated herein by reference to Exhibit 10.5 of the Registration Statement on Form S-1 (File No. 333-198563) filed by the registrant on September 3, 2014).

*	Filed herewith.